UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

January 22, 2016

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant's telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointments and Resignations

On January 22, 2016, Jamba, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) had appointed David A. Pace as the Company’s Chief Executive Officer, with his employment to commence on March 14, 2016. Mr. Pace, 56, has served as director of the Company since 2012. Mr. Pace joins the Company from Bloomin’ Brands, where he served as Executive Vice President and President of its Carrabba’s Italian Grill since 2014. Before he oversaw the domestic operations and development of the Carrabba’s franchise, Mr. Pace was Bloomin’ Brands’ Chief Resources Officer and was responsible for Fleming’s Prime Steakhouse & Wine Bar, in addition to overseeing the Real Estate/Development and Human Resources functions. Prior to joining Bloomin’ Brands in 2010, Mr. Pace held executive positions with Starbucks Corporation, PepsiCo and Yum! Brands, Inc.

In accordance with the transition services agreement that he previously entered into with the Company, with the appointment of his successor, James D. White resigned from the positions of Chairman of the Board, President and Chief Executive Officer, effective January 22, 2016.

Richard L. Federico, a director of the Company since 2006, was selected by the Board to succeed Mr. White as Chairman of the Board. As Chairman, Mr. Federico will receive an additional annual cash retainer fee of $40,000 and an additional annual grant of equity-based compensation consisting of a number of restricted stock units under the Jamba, Inc. 2013 Equity Incentive Plan (the “Plan”) with a grant date value equal to $40,000. This compensation is in addition to the cash and equity compensation otherwise payable to Mr. Federico for services as a member of the Board under the Company’s Non-Employee Director Compensation Policy, which was amended by the Board in connection with Mr. Federico’s appointment, to account for the additional equity award. Concurrent with Mr. Federico’s appointment as Chairman, Andrew R. Heyer will no longer serve as Lead Director of the Company.

Summary of Employment Agreement With David A. Pace

In connection with Mr. Pace’s appointment as Chief Executive Officer, the Company, through its wholly-owned subsidiary, Jamba Juice Company, entered into an employment agreement with Mr. Pace, dated January 22, 2016, with an employment start date of March 14, 2016 (the “Effective Date”) and an initial term of three years (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Pace will be entitled to: (i) an initial annual base salary of $600,000; (ii) a one-time signing bonus in the amount of $200,000, less applicable withholding, paid in a single lump sum payment prior to the Effective Date in consideration of the payments and benefits he is otherwise forfeiting from his prior employment to accept employment by the Company and costs he will incur in the transition; and (iii) an annual performance bonus having a targeted amount of 100% of base salary then in effect, based on targets established by the Board (or an appropriate committee thereof), with such bonus amount earned at no less than the target amount for the fiscal year ending January 3, 2017.

The Employment Agreement provides that Mr. Pace will receive equity awards consisting of: (i) nonqualified stock options to purchase up to (a) 150,000 shares of the Company's common stock at an exercise price per share equal to the closing price of the Company’s common stock on the date of grant and (b) 50,000 shares of the Company's common stock at an exercise price per share equal to $19.50 ((b), the “15% TSR Option”), in each case vesting annually over three years subject to his employment; and (ii) an award of 350,000 restricted stock units of which 150,000, 100,000 and 100,000 would vest upon achievement of stock price targets of $19.50, $24.00 and $28.50, respectively (the “15%, 22.5% and 30% TSR RSUs”), so long as Mr. Pace remains an employee of Jamba Juice Company and/or its affiliates. The exercise price of the 15% TSR Option and the 15%, 22.5% and 30% TSR RSUs are subject to adjustment to reflect their targeted cumulative stockholder returns over a three year period based upon the average closing price for a share of the Company’s common stock on the NASDAQ Global Market for the twenty consecutive trading days following the third trading day following the Company’s fiscal year earnings release if less than $12.00 per share or greater than $14.00 per share.

Pursuant to the Employment Agreement, in the event that Mr. Pace’s employment is terminated without Cause or by Mr. Pace for Good Reason (each as defined in the Employment Agreement) and the termination does not occur in the 18-month period following a Change of Control (as defined in the Company’s Executive Retention and Severance Plan) and subject to Mr. Pace’s compliance with the conditions set forth in the Employment Agreement, he would be eligible to receive a severance payment equal to one year of his current base salary, payable equally over a 52-week period, and payment of premiums for COBRA coverage for a 12-month period. If such termination without Cause occurs or Mr. Pace resigns for Good Reason within an 18-month period following a Change of Control, and subject to his compliance with the conditions set forth in the Employment Agreement, Mr. Pace would be eligible to receive a severance payment equal to 18 months of his current base salary plus the greater of one times his annual target bonus as currently in effect or the average of his target bonus earned with respect to the preceding two annual periods, such aggregate amount payable equally over an 18-month period. Mr. Pace would also be entitled to accelerated vesting in full of all unvested time-based stock options, restricted stock, restricted stock units or other stock-based compensation award previously granted to Mr. Pace prior to his termination, with the vesting of any performance-based awards to be determined based on the terms of such awards. Mr. Pace would also be eligible to receive payment of premiums for COBRA coverage for a 12-month period.

The descriptions of the terms of the Employment Agreement are qualified in their entirety by the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the first fiscal period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: January 22, 2016	By: /s/ Karen L. Luey
Karen L. Luey Chief Financial Officer, Chief Administrative Officer, Executive Vice President and Secretary